EMPLOYMENT AGREEMENT


THIS AGREEMENT is made as of January 1, 1998 by and between AMCON Distributing Company, a Delaware corporation (the "Company"), and Kathleen M. Evans ("Executive").

    The Company and Executive desire to enter into an Employment Agreement (the "Agreement"). Accordingly, the Company and Executive agree as follows:

    Section 1.  Effective Date; Position; Term.

(a) This Agreement shall become effective on the date first set forth above (the "Effective Date"). The Company shall employ Executive as President of the Company for a term (the "Employment Period") commencing on January 1, 1998 and continuing until December 31, 1999, unless sooner terminated pursuant to
Section 9 hereof, provided that the Employment Period shall automatically be extended for an additional one-year period on December 31, 1998 and each December 31 thereafter, unless either the Company or Executive delivers to the other a notice of nonextension at least ninety (90) days prior to the scheduled automatic renewal date.

(b) The Board of Directors of the Company (the "Board") in its discretion, may modify the termination date of this Agreement and the effective renewal dates hereof to coincide with the fiscal year of the Company. In that case, January 1 and December 31 in the preceding sentence and wherever herein used in the same context shall refer to the first and last day of the Company's fiscal year. Such modification shall not cause the acceleration of the termination date (including any automatic extension of that date) to any earlier date.

(c) Notwithstanding the foregoing subsection (a), in the event that a Change of Control occurs, the Employment Period automatically shall be extended through the December 31 immediately following the second anniversary of the effective date of the Change of Control. The Employment Period automatically shall be extended for an additional one-year period on such December 31 and each December 31 thereafter, unless either the Company or Executive delivers to the other a notice of nonextension at least ninety (90) days prior to the scheduled automatic renewal date. For purposes of this subsection (c), a "Change of Control" shall have occurred if:

     (i) any person, as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than Wm. F. Wright, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities;

     (ii) during any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

     (iii) the Company's stockholders approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity ) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty percent (20%) of the combined voting power of the Company's then outstanding securities; or

     (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect).

    Section 2.  Position and Duties.  During the Employment Period:

(a) Executive shall have the responsibilities, duties and authority normally commensurate with the position of President. Such responsibilities and duties shall include day-to-day responsibility for the operations of the current business of the Company and the operations of any other business unit, division or Subsidiary (as defined below) which the Board may assign to Executive.

(b) Executive shall report to the Chairman of the Board of the Company and Executive shall perform faithfully the executive duties assigned to her by the Board to the best of her ability in a diligent, trustworthy, businesslike and efficient manner and will devote her full business time and attention to the business and affairs of the Company and its Subsidiaries and Affiliates; provided, however, that Executive may serve as a director of other corporations, as a consultant to other corporations, and on civic or charitable boards or committees.

(c) For purposes of this Agreement, "Subsidiary" shall mean any corporation or other entity of which securities having a majority of the voting power in electing directors or comparable management are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

(d) For purposes of this Agreement, "Affiliate" of any particular person means any other person controlling, controlled by or under common control with such particular person.

    Section 3.  Base Salary.

As compensation for her services hereunder, the Company shall pay to Executive during the Employment Period a base salary (the "Base Salary") in the amount of Two Hundred Seventy-Five Thousand Dollars ($275,000) per year. Base Salary shall be payable in accordance with the Company's customary pay practices for executive compensation. Executive's Base Salary shall be reviewed at least annually and may be increased at the discretion of the Board. The term "Base Salary" as used in this Agreement shall refer to such annual salary as increased. In addition, the Company shall provide Executive with an automobile allowance in an amount to be determined by the Compensation Committee of the Board.

    Section 4.  Bonus.

In addition to the Base Salary, Executive shall be eligible to receive an annual bonus based on Executive's performance and the Company's operating results during such year payable at such time or times during or following each year as shall be determined by the Compensation Committee of the Board in its sole discretion. The Compensation Committee, in its sole discretion, may establish plans or formulas from time to time to be used in the determination of management bonuses.

    Section 5.  Participation in Employee Benefit Plans.

Executive will be entitled to participate in all Company salaried employee benefit plans and programs (whether now or hereinafter in effect), subject to the terms and conditions of each such employee benefit plan or program and to the extent commensurate with her position as a key executive officer of the Company.

    Section 6.  Other Benefits.

(a) Vacation. As of the first day of each calendar year in the Employment Period, Executive shall be entitled to a maximum of four weeks' paid vacation for such year.

(b) Insurance. The Company shall provide Executive with (i) health, hospitalization, dental and major medical insurance (including dependent coverage), (ii) disability insurance providing benefits of sixty percent (60%) of Base Salary but in any event a minimum benefit of $100,000 per year, payments to begin no later than six months after the occurrence of a Total and Permanent Disability (as defined below), (iii) split dollar life insurance in a total face amount equal to $250,000, and (iv) whole life insurance in the face amount of $100,000.

    Section 7.  Business Expenses.

The Company shall reimburse Executive for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

    Section 8.  Stock Options and Option Shares.

Executive shall be eligible to participate in the Company's 1994 Stock Option Plan or such other similar plan as may be in effect from time to time.

    Section 9.  Termination of Employment.

(a)  Events of Termination and Severance Payments.

     (i) In the event that during the Employment Period Executive should become Totally and Permanently Disabled, the Company (acting by resolution of the Board) may elect to terminate the Employment Period by written notice to Executive and Executive shall be entitled to receive full compensation pursuant to Section 3(a) at her then Base Salary rate for a period of six (6) months following the date of such notice.

     (ii) In the event of Executive's death during the Employment Period, her personal representative shall be entitled to receive any compensation pursuant to Sections 3 and 4 which is accrued and unpaid as of the date of her death plus six (6) months of salary.

     (iii) In the event that during the Employment Period Executive should commit Serious Misconduct (as defined in subsection 9(c)(ii) below), the Company (acting by resolution of the Board) may elect to terminate the Employment Period by providing written notice to Executive. In such case, Executive shall be entitled to receive any compensation pursuant to Sections 3, 4 and 6(a) which is accrued and unpaid as of the Termination Date (as defined in subsection 9(c)(iii) below).

     (iv) In the event that the Company delivers to Executive a notice of nonextension no later than ninety (90) days prior to a scheduled automatic renewal date, Executive shall be entitled to receive certain payments (the "Severance Payments") following termination of employment in an aggregate amount equal to his current Base Salary plus an amount, as set by the Board, that is equal to or greater than Executive's previous year's bonus, so long as the total amount payable does not exceed 299% of Executive's then current Base Salary. The Severance Payments shall be paid in twelve (12) monthly installments at the end of each of the twelve (12) calendar months immediately following the month in which the Termination Date occurs.
     (v) In the event that during the Employment Period Executive is discharged for any reason other than those circumstances as described in
Section 9 subsections (i) - (iv), Executive shall be entitled to receive Severance Payments in an amount that is the greater of (A) the compensation due under Sections 3 and 6(a) for that portion of the Employment Period remaining between the Termination Date and the scheduled automatic renewal date, plus an amount, as set by the Board, equal to or greater than Executive's previous year's bonus or (B) Executive's then current annual Base Salary plus an amount, as set by the Board, equal to or greater than Executive's previous year's bonus. The total amount payable under either (A) or (B) may not exceed 299% of Executive's then current Base Salary.

If the amount of Severance Payment due is the amount provided in (A) in the preceding paragraph, a monthly payment amount shall be derived by dividing the total amount due by the months remaining in the Employment Period. Payment is to be made at the end of each calendar month, beginning with the month immediately following the month in which the Termination Date occurs and continuing until the scheduled automatic renewal date of the Employment Period.

If the amount of Severance Payment due is the amount provided in (B) in the preceding paragraph, payment shall be made in twelve (12) monthly installments at the end of each of the twelve (12) calendar months immediately following the month in which the Termination date occurs.

(b)  Events of Voluntary Termination.

     (i) In the event that Executive delivers to the Company a notice of nonextension at least ninety (90) days prior to the scheduled automatic renewal date, Executive shall be entitled to receive all compensation pursuant to Sections 3, 4 and 6(a) that is accrued and unpaid as of the Termination Date.

     (ii) In the event that during the Employment Period Executive resigns, other than as described in subsection (i) above, Executive shall be entitled to that portion of compensation pursuant to Sections 3 and 6(a) that is accrued and unpaid as of the Termination Date, and any amount of bonus that was accrued in the prior year but has not been paid as of the Termination Date. Any bonus which would otherwise be payable for the year in which the Termination Date occurs shall be forfeited.

(c)  Definition of Certain Terms.

     (i) "Totally and Permanently Disabled" means such physical or mental condition of Executive as is determined by the Board in its sole discretion to be expected to continue indefinitely and which renders him incapable of performing any substantial portion of the services contemplated hereby (as confirmed by competent medical evidence).

     (ii) "Serious Misconduct" means embezzlement or misappropriation of corporate funds, other acts of dishonesty, significant activities materially harmful to the reputation of the Company, commission of a felony, willful refusal to perform or substantial disregard of the duties properly assigned by the Board, significant violation on any statutory or common law duty of loyalty to the Company or a material violation of Section 11 or 12 below.

     (iii) "Termination Date" means the date on which Executive's employment with the Company and its Subsidiaries is terminated, whether on account of death, disability, resignation or discharge.

(d) Effect of Breach of Noncompetition Provisions. In the event Executive breaches or otherwise fails to comply with the provisions of Section 11 or 12 below, then, in addition to any other remedies provided herein or at law or in equity, the Company shall not have any further obligation to make any additional Severance Payments. Termination of such Severance Payments pursuant to the preceding sentence shall not relieve Executive's obligations pursuant to Section 11 or 12 below.

(e) Effect of Breach of Monetary Obligations. In the event that the Company breaches or otherwise fails to fulfill any of its monetary obligations under this Agreement for whatever reason, Executive shall not be bound by Section 12 below. The event described in the preceding sentence shall not relieve Executive's obligations under Section 11.

    Section 10.  Assignment and Succession.

(a) The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns, and Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon her successors and permitted assigns, whether so expressed or not.

(b) Executive acknowledges that the services to be rendered by her hereunder are unique and personal. Accordingly, Executive may not pledge or assign any of her rights or delegate any of her duties or obligations under this Agreement without the express prior written consent of the Company.

(c) The Company may not assign its interest in or obligations under this Agreement without the prior written consent of Executive.

    Section 11.  Confidential Information.

Executive acknowledges that the information, observations and data obtained by her during the course of her performance under this Agreement concerning the business or affairs of the Company and its Subsidiaries is the property of the Company or such Subsidiary, as the case may be. Therefore, during the Employment Period and at all times thereafter, Executive will not directly or indirectly use, divulge, furnish or make accessible to any unauthorized person or use for her own account any confidential or proprietary information or trade secrets of the Company or any of its Subsidiaries without the Board's prior written consent except and to the extent required by law (and upon prompt written notice of such requirement to the Company and such Subsidiary) or any of such information, observations or data without the Board's prior written consent unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. In the event Executive shall be required by law to make any disclosure as set forth above, Executive shall promptly notify the Company and such Subsidiary in writing of the basis for and the extent of the required disclosure and shall cooperate with the Company and such Subsidiary to preserve in full the confidentiality of all intellectual property, trade secrets, confidential information and other proprietary rights of the Company and such Subsidiary. Executive agrees to deliver to the Company at the termination of her employment, or at any other time upon written request by the Company, all memoranda, notes, plans, records, reports and other documents relating to the business of the Company and its Subsidiaries which she may then possess or have under her control.

    Section 12.  Covenant Not To Compete.

(a) Executive agrees that during the Employment Period, and for one year after the Termination Date (the "Noncompete Period"), she will neither directly nor indirectly engage in, have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venture, officer, employee, partner or consultant or invest or participate in a business competing with any of the businesses then conducted (or, to the knowledge of Executive, planned to be conducted within one year) by the Company or any of its successors or then Subsidiaries, within any geographical area in which the Company or its Subsidiaries engage or plan within one year to engage in any such businesses. During the Noncompete Period, Executive shall not directly or indirectly through another entity:

     (i) Induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, or

     (ii) Induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.

(b) Nothing contained in this Section 12 shall prevent Executive from owning an interest in any corporation or other business entity, whether public or private, provided such corporation or other business entity is not competing directly or indirectly with the Company or its subsidiaries as described in
Section 12. Nothing contained herein shall prevent Executive from serving as a paid consultant to other companies or serving as a member of the Board of Directors of other corporations.

(c)  If, under the circumstances existing at the time of enforcement of this
Section 12, the period, scope of geographic area described in this Section 12 shall be found or held by a court of competent jurisdiction to be unreasonable, the parties hereto agree that the maximum period, scope or geographic area reasonable under the circumstances shall be substituted for the stated period, scope or geographic area.

(d) The parties hereto agree that, in the event of the breach of Section 11 or this Section 12 by Executive, monetary damages alone would not be an adequate remedy to the Company and its Subsidiaries for the injury that would result from such breach, and that the Company and its Subsidiaries shall be entitled, at any time after such breach, to immediately obtain injunctive relief prohibiting any further breach of this Agreement. Executive further agrees that any such injunctive relief obtained by the Company of any of its Subsidiaries shall be in addition to monetary damages.

    Section 13.  Remedies.

The parties hereto will be entitled to enforce their respective rights under this Agreement specifically to recover damages by reason of any breach of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto (and any original stockholder to the extent named as a third-party beneficiary) may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

    Section 14.  Attorney's Fees.

In the event any legal action is commenced by either party hereto, the prevailing party shall be entitled to recover reasonable attorney's fees as established by the court of jurisdiction, together with all cost of litigation.

    Section 15.  Deferral of Payments.

Notwithstanding anything herein to the contrary, the Company may defer any payment due under this Agreement to the earliest date upon which the payment can be made and deducted by the Company in light of the provisions of Section 162(m) of the Internal Revenue Code.

    Section 16.  Entire Agreement.

This Agreement represents the entire agreement between the parties relating to the subject matters covered hereby and shall supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended or waived except in writing signed by the parties hereto.

    Section 17.  Notices.

Any notice or request required or permitted to be given hereunder shall be in writing and will be deemed to have been given:

(a) When delivered personally, sent by telecopy (with hard copy to follow) or overnight express courier; or

(b) Five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested, to the addresses below unless another address is specified by such party in writing:


           To the Company:       Wm. F. Wright, Chairman
                                 AMCON Distributing Company
                                 1431 Stratford Court
                                 Del Mar, CA 92014
                                 Telephone:  (619) 793-7711
                                 Telecopy:   (619) 793-1994



           With a copy to:       Kutak Rock
                                 1650 Farnam Street
                                 Omaha, NE  68102
                                 Attention:  Steven W. Seline, Esq.
                                 Telephone:  (402) 346-6000
                                 Telecopy:   (402) 346-1148


           To Executive:         Kathleen M. Evans
                                 15701 North 47th Street
                                 Omaha, NE  68152


    Section 18.  Headings.

The article and section headings herein are for convenience of reference only and shall not define or limit the provisions hereof.
    Section 19.  Applicable Law.

The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws of the State of Nebraska.

    Section 20.  Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held prohibited by, invalid or unenforceable in any respect under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 21.  Amendments and Waivers.

Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

    Section 22.  No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

    Section 23.  Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

    Section 24.  Executive Representations.

Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

    Section 25.  Survival.

Sections 8,11 and 12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.



IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the date first written above.



                                                  AMCON DISTRIBUTING COMPANY


                                                 By:  William F. Wright
                                                    -------------------------
                                                    Wm. F. Wright, Chairman



                                                    Kathleen M. Evans
                                                    -------------------------
                                                    Kathleen M. Evans